UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
_______________________
FORM 8-K
_______________________

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 29, 2016
_______________________
TIVO INC.
(Exact name of registrant as specified in its charter)
_______________________

Delaware	000-27141	77-0463167
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

2160 Gold Street,
San Jose, California
95002
(Address of principal executive offices, including zip code)

(408) 519-9100
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)
_______________________

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
[x] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[x] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.     Other Events
On April 29, 2016, TiVo Inc., a Delaware corporation (“TiVo”) distributed the following materials, copies of which are attached hereto as exhibits and incorporated herein by reference:

•	TiVo Employee Letter (Exhibit 99.1)

•	TiVo Pay-TV Customer Letter (Exhibit 99.2)

•	TiVo Employee FAQ (Exhibit 99.3)

•	TiVo Retail Subscriber Letter (Exhibit 99.4)

•	TiVo Customer Service Talking Points (Exhibit 99.5)

•	TiVo All-Hands Employee Presentations (Exhibit 99.6)

•	Rovi Q1 2016 Earnings Call Transcript (Exhibit 99.7)
Item 9.01.     Financial Statements and Exhibits.
(d)           Exhibits

Exhibit No.	Description
99.1	TiVo Employee Letter
99.2	TiVo Customer Letter
99.3	TiVo Employee FAQ
99.4	TiVo Retail Subscriber Letter
99.5	TiVo Customer Service Talking Points
99.6	TiVo All-Hands Employee Presentations
99.7	Rovi Q1 2016 Earnings Call Transcript

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
TIVO INC.

Date: April 29, 2016	By:	/s/ Naveen Chopra
		Name:	Naveen Chopra
		Title:	Interim Chief Executive Officer
(Principal Executive Officer)

EXHIBIT INDEX

Exhibit No.	Description
99.1	TiVo Employee Letter
99.2	TiVo Customer Letter
99.3	TiVo Employee FAQ
99.4	TiVo Retail Subscriber Letter
99.5	TiVo Customer Service Talking Points
99.6	TiVo All-Hands Employee Presentations
99.7	Rovi Q1 2016 Earnings Call Transcript